Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the Fourth Quarter and Full Year 2013
Fourth quarter EPS of $1.19 reflects 47% increase in home closing revenue and 12% pre-tax margin
Full year home closing revenue increases 51% and total order value increases 40% over 2012

SCOTTSDALE, Ariz., February 5, 2014 (Marketwire) - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter results for the period ended December 31, 2013.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	%Chg	2013	2012	%Chg
Homes closed (units)	1,468	1,240	18%	5,259	4,238	24%
Home closing revenue	$533,492	$364,118	47%	$1,783,389	$1,184,360	51%
Average sales price - closings	$363	$294	24%	$339	$279	21%
Home orders (units)	1,131	1,094	3%	5,615	4,795	17%
Home order value	$414,584	$353,862	17%	$1,982,303	$1,414,772	40%
Average sales price - orders	$367	$323	13%	$353	$295	20%
Ending backlog (units)				1,853	1,472	26%
Ending backlog value				$686,672	$479,266	43%
Average sales price - backlog				$371	$326	14%
Net earnings	$46,089	$95,128	(52)%	$124,464	$105,163	18%
Diluted EPS	$1.19	$2.49	(52)%	$3.25	$3.00	8%

MANAGEMENT COMMENTS
“2013 was another year of strong revenue growth and earnings acceleration for Meritage Homes, and the fourth quarter was our eleventh consecutive quarter of year-over-year growth in orders,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our orders and closing volumes grew due to strong demand and a 19% increase in our active communities open at year-end. In addition, rising home prices pushed our total order value and closing revenue to their highest levels in more than five years. Price appreciation also contributed to our home closing gross margins expanding to 22.0% for the year and 23.2% in the fourth quarter.
“With those margin gains, we produced an 80% increase in full year home closing gross profit and grew our annual pre-tax earnings by a multiple of six times on a 51% increase in home closing revenue in 2013,” he explained. “Our growth was less evident in our net earnings and earnings per share, as our 2012 annual results included a $76.3 million net tax benefit, while 2013 results included a provision for tax expense of $53.2 million.”
Mr. Hilton continued, “The homebuilding market strengthened in 2013 as jobs, improved buyer confidence and a shortage of homes for sale drove housing starts higher,” continued Mr. Hilton. “We believe market conditions remain positive for continued growth in 2014 and beyond. Based on our positive outlook, we invested approximately $565 million during the year in land and development, and contracted for approximately 11,200 new lots in great locations at attractive prices, ending the year with about 25,700 total lots under control. We raised approximately $280 million during 2013 through the issuance of senior unsecured notes and completed a $110 million stock offering in January 2014 to further solidify our balance sheet and fund additional growth.
“We closed 2013 with significantly higher backlog, total assets and stockholders' equity than we had at the end of 2012, and believe we have sufficient liquidity to grow as the housing market continues to improve,” concluded Mr. Hilton. “At this time, we expect to grow our community count to 210-220 by the end of 2014.”
FOURTH QUARTER RESULTS

•
Net earnings of $46.1 million ($1.19 per diluted share) were net of a $19.8 million provision for income taxes, while prior year net earnings of $95.1 million ($2.49 per diluted share) included a $71.5 million net tax benefit primarily due to the reversal of a majority of our deferred tax asset valuation allowances.

•
Home closing revenue increased 47% due to an 18% increase in home closings combined with a 24% increase in average price over the prior year period. The strongest growth was in the expanded East Region (Florida, the Carolinas and Tennessee), which grew closings and home closing revenue by 58% and 116%, respectively, compared to 31% growth in home closing revenue in both the West and Central Regions.

•
The total value of homes ordered increased 17%, primarily due to a 13% increase in average selling price combined with a 3% increase in order volume. Average sales price for the fourth quarter increased to $367,000 from $323,000 in 2012. The fourth quarter of 2013 was Meritage's eleventh consecutive quarter of year-over-year growth in home orders, and monthly sales improved sequentially every month throughout the quarter, before including the Company's new Tennessee division, which added 26 orders in the fourth quarter of 2013.

•
An average of 6.2 orders per community during the fourth quarter 2013 was the second highest fourth quarter in the last eight years, exceeded only by 2012’s 7.0 average orders per community. California and Colorado sold the highest number of homes per average community.

•	Cancellation rates increased to 15% in the fourth quarter of 2013, compared to 13% in the fourth quarter of 2012, but still remained well below historical rates for the Company.

•	Ending backlog of orders was up 26% over the prior year, and the total value of orders in backlog was up 43%, aided by a 14% increase in the average sales price per home.

•
Home closing gross profit increased 80% over the prior year, and home closing gross margin increased by 430 basis points to 23.2% in the fourth quarter of 2013 compared to 18.9% in the fourth quarter of 2012. Increased margins reflected the Company’s success in managing smaller increases in its cost of sales relative to rising home prices.

•
Commissions and selling expenses decreased by 60 basis points from the prior year, to 6.8% of home closing revenue in the fourth quarter of 2013, compared to 7.4% of home closing revenue in the fourth quarter of 2012, as higher closing revenue resulted in greater leverage of the fixed components within selling costs.

•
General and administrative expenses for the fourth quarter of 2013 decreased by 30 basis points to 4.6% of total closing revenue in 2013, compared to 4.9% of total closing revenue in 2012, despite increasing by $7.2 million over the prior year, primarily due to hiring of additional employees and higher compensation expense.

•
Interest expense decreased to $2.0 million or 0.4% of closing revenue in the fourth quarter of 2013, compared to $5.5 million or 1.5% of closing revenue in the fourth quarter of 2012, as more interest was capitalized to assets under development.

•
Earnings before income taxes increased 179% to $65.9 million from $23.6 million in the fourth quarters of 2013 and 2012, respectively. Pretax margin for the fourth quarter increased 570 basis points to 12.2% in 2013 compared to 6.5% in 2012.

FULL YEAR RESULTS

•
Net income of $124.5 million for the full year of 2013 included a $53.2 provision for income taxes and a $3.8 million loss on early extinguishment of debt, compared to 2012’s net income of $105.2 million, which included a net tax benefit of $76.3 million and a $5.8 million loss on early extinguishment of debt.

•	Home closings and closing revenue increased 24% and 51%, respectively, for 2013 as compared to 2012.

•	2013 home closing gross margins improved by 360 basis points to 22.0% compared to 18.4% for 2012.

•	Net orders for the year increased 17% in 2013 over 2012, and total order value increased 40% year over year, aided by a 20% increase in average sales prices.

•	The total value of orders in backlog at year-end 2013 was 43% higher than the prior year’s ending backlog.
BALANCE SHEET

•
Cash and cash equivalents, restricted cash and securities at December 31, 2013, totaled $363.8 million, compared to $295.5 million at December 31, 2012. During 2013, Meritage received approximately $280 million from the sale of $175 million of 4.50% senior notes due 2018 and $100 million of its 7.15% senior notes due 2020 (sold at a premium of $106.699 for a yield of 5.875%). Approximately $100 million of the capital raised was used to fully retire the Company’s 7.731% senior subordinated notes due 2017. In January 2014, the company also issued approximately 2.53 million shares of common stock for net proceeds of approximately $110 million.

•	Meritage Homes expanded into the Nashville, Tennessee market through the acquisition of Phillips Builders in August 2013, which added approximately 500 lots to Meritage's total lot inventory.

•
Real estate assets increased by $292.1 million for the year 2012, ending at $1.4 billion at December 31, 2013, compared to $1.1 billion at December 31, 2012. Approximately 61% of the increase was in finished home sites (lots) and home sites under development, as Meritage acquired and developed lots for new communities in growing markets.

•
Meritage ended the quarter with approximately 25,700 total lots under control, of which 74% were owned and 26% controlled under option and purchase contracts, compared to approximately 20,800 total lots at December 31, 2012. Based on its trailing twelve months’ closings, Meritage controlled a 4.9 year supply of lots at the end of 2013.

•
Net debt-to-capital ratio at December 31, 2013 was 39.1%, compared to 38.1% at December 31, 2012. Giving effect to the January equity offering, Meritage’s pro forma net debt-to-capital ratio would have been 31.2%.

•
The Company increased the borrowing capacity under its revolving credit facility to $200 million from $135 million during the fourth quarter, providing additional liquidity for working capital and growth, while also eliminating all restrictions on cash previously required under its letters of credit facilities.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10038596.
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call. International dial-in number is 1-412-317-6016.
A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on February 5, 2014 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10038596. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Homebuilding:
Home closing revenue	$533,492	$364,118	$1,783,389	$1,184,360
Land closing revenue	2,702	468	31,270	9,314
Total closing revenue	536,194	364,586	1,814,659	1,193,674
Cost of home closings	(409,918)	(295,355)	(1,391,475)	(966,384)
Cost of land closings	(2,627)	(258)	(26,766)	(9,091)
Total cost of closings	(412,545)	(295,613)	(1,418,241)	(975,475)
Home closing gross profit	123,574	68,763	391,914	217,976
Land closing gross profit	75	210	4,504	223
Total closing gross profit	123,649	68,973	396,418	218,199
Financial Services:
Revenue	2,077	526	6,037	779
Expense	(1,037)	(497)	(3,266)	(981)
Earnings from financial services unconsolidated entities and other, net	3,399	3,483	13,183	10,457
Financial services profit	4,439	3,512	15,954	10,255
Commissions and other sales costs	(36,190)	(26,883)	(126,716)	(94,833)
General and administrative expenses	(24,923)	(17,739)	(91,510)	(68,185)
Earnings/(loss) from other unconsolidated entities, net	(149)	124	(378)	(224)
Interest expense	(1,979)	(5,526)	(15,092)	(24,244)
Other income/(loss), net	1,032	1,139	2,792	(6,342)
Loss on early extinguishment of debt	—	—	(3,796)	(5,772)
Earnings before income taxes	65,879	23,600	177,672	28,854
(Provision for)/benefit from income taxes	(19,790)	71,528	(53,208)	76,309
Net earnings	$46,089	$95,128	$124,464	$105,163

Earnings per share:
Basic
Earnings per share	$1.27	$2.67	$3.45	$3.09
Weighted average shares outstanding	36,240	35,595	36,105	34,057
Diluted
Earnings per share	$1.19	$2.49	$3.25	$3.00
Weighted average shares outstanding	38,905	38,308	38,801	35,172

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$274,136	$170,457
Investments and securities	89,687	86,074
Restricted cash	—	38,938
Other receivables	38,983	20,290
Real estate (1)	1,405,299	1,113,187
Real estate not owned	289	—
Deposits on real estate under option or contract	51,595	14,351
Investments in unconsolidated entities	11,638	12,085
Property and equipment, net	22,099	15,718
Deferred tax asset	70,404	77,974
Prepaids, other assets and goodwill	39,231	26,488
Total assets	$2,003,361	$1,575,562
Liabilities:
Accounts payable	$68,018	$49,801
Accrued liabilities	166,611	96,377
Home sale deposits	21,996	12,377
Liabilities related to real estate not owned	289	—
Senior, senior subordinated, convertible senior notes and other borrowings	905,055	722,797
Total liabilities	1,161,969	881,352
Stockholders' Equity:
Preferred stock, par value $0.01	—	—
Common stock, par value $0.01	362	356
Additional paid-in capital	412,961	390,249
Retained earnings	428,069	303,605
Total stockholders’ equity	841,392	694,210
Total liabilities and stockholders’ equity	$2,003,361	$1,575,562
(1) Real estate – Allocated costs:
Homes under contract under construction	$262,633	$192,948
Unsold homes, completed and under construction	147,889	107,466
Model homes	81,541	62,411
Finished home sites and home sites under development	813,135	634,106
Land held for development	52,100	56,118
Land held for sale	19,112	21,650
Communities in mothball status	28,889	38,488
Total real estate	$1,405,299	$1,113,187

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Depreciation and amortization	$2,765	$2,283	$9,934	$8,196

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$28,998	$20,185	$21,600	$14,810
Interest incurred	13,276	12,316	51,152	46,135
Interest expensed	(1,979)	(5,526)	(15,092)	(24,244)
Interest amortized to cost of home, land closings and impairments	(7,303)	(5,375)	(24,668)	(15,101)
Capitalized interest, end of period	$32,992	$21,600	$32,992	$21,600

	December 31, 2013	December 31, 2012	Proforma Dec 31, 2013 (includes Jan 2014 equity offering)
Notes payable and other borrowings	$905,055	$722,797	$905,055
Stockholders' equity	841,392	694,210	951,731
Total capital	1,746,447	1,417,007	1,856,786
Debt-to-capital	51.8%	51.0%	48.7%

Notes payable and other borrowings	$905,055	$722,797	$905,055
Less: cash and cash equivalents, restricted cash, and investments and securities	(363,823)	(295,469)	(474,162)
Net debt	541,232	427,328	430,893
Stockholders’ equity	841,392	694,210	951,731
Total net capital	$1,382,624	$1,121,538	$1,382,624
Net debt-to-capital	39.1%	38.1%	31.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$124,464	$105,163
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	9,934	8,196
Stock-based compensation	9,483	8,319
Loss on early extinguishment of debt	3,796	5,772
Equity in earnings from unconsolidated entities	(12,805)	(10,233)
Deferred tax asset valuation benefit	(8,666)	(77,974)
Distribution of earnings from unconsolidated entities	13,013	9,648
Other	15,851	2,380
Changes in assets and liabilities:
Increase in real estate	(281,944)	(299,185)
(Increase)/decrease in deposits on real estate under option or contract	(36,974)	824
Increase in receivables and prepaid expenses and other assets	(18,429)	(6,301)
Increase in accounts payable and accrued liabilities	86,604	29,385
Increase in home sale deposits	9,397	3,519
Net cash used in operating activities	(86,276)	(220,487)
Cash flows from investing activities:
Purchases of property and equipment	(15,783)	(10,863)
Maturities of investments and securities	163,012	198,201
Payments to purchase investments and securities	(166,619)	(136,823)
Cash paid for acquisitions	(18,624)	—
Decrease/(increase) in restricted cash	38,938	(26,792)
Other	107	121
Net cash provided by investing activities	1,031	23,844
Cash flows from financing activities:
Repayments of senior and senior subordinated notes	(102,822)	(315,080)
Proceeds from issuance of senior notes	281,699	426,500
Proceeds from sale of common stock, net	—	87,113
Other	10,047	(5,045)
Net cash provided by financing activities	188,924	193,488
Net increase in cash and cash equivalents	103,679	(3,155)
Beginning cash and cash equivalents	170,457	173,612
Ending cash and cash equivalents (2)	$274,136	$170,457
 (2) Ending cash and cash equivalents as of December 31, 2013 and December 31, 2012 excludes investments and securities and restricted cash totaling $89.7 million and $125.0 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2013		December 31, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	297	$96,408	232	$67,910
California	205	98,472	243	91,813
Colorado	107	46,555	65	20,991
Nevada	—	—	22	4,042
West Region	609	241,435	562	184,756
Texas	522	148,853	465	113,206
Central Region	522	148,853	465	113,206
Carolinas	86	35,361	33	11,375
Florida	235	102,220	180	54,781
Tennessee	16	5,623	—	—
East Region	337	143,204	213	66,156
Total	1,468	$533,492	1,240	$364,118
Homes Ordered:
Arizona	184	$62,139	178	$56,426
California	169	78,828	251	103,275
Colorado	107	46,837	98	35,391
Nevada	—	—	9	2,018
West Region	460	187,804	536	197,110
Texas	437	133,608	389	97,458
Central Region	437	133,608	389	97,458
Carolinas	80	31,626	33	11,772
Florida	128	53,801	136	47,522
Tennessee	26	7,745	—	—
East Region	234	93,172	169	59,294
Total	1,131	$414,584	1,094	$353,862

	Twelve Months Ended
	December 31, 2013		December 31, 2012
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,041	$329,855	825	$221,100
California	989	427,886	732	264,388
Colorado	405	158,793	292	96,807
Nevada	38	8,900	61	11,444
West Region	2,473	925,434	1,910	593,739
Texas	1,834	492,777	1,655	390,642
Central Region	1,834	492,777	1,655	390,642
Carolinas	239	93,210	117	41,888
Florida	691	264,066	556	158,091
Tennessee	22	7,902	—	—
East Region	952	365,178	673	199,979
Total	5,259	$1,783,389	4,238	$1,184,360
Homes Ordered:
Arizona	1,070	$346,278	916	$256,684
California	899	410,761	965	361,328
Colorado	465	201,088	364	123,403
Nevada	24	5,795	70	13,473
West Region	2,458	963,922	2,315	754,888
Texas	2,126	606,115	1,759	429,465
Central Region	2,126	606,115	1,759	429,465
Carolinas	298	119,087	142	50,613
Florida	696	282,328	579	179,806
Tennessee	37	10,851	—	—
East Region	1,031	412,266	721	230,419
Total	5,615	$1,982,303	4,795	$1,414,772

Order Backlog:
Arizona	278	$97,239	249	$80,816
California	225	107,463	315	124,588
Colorado	202	92,384	142	50,089
Nevada	—	—	14	3,105
West Region	705	297,086	720	258,598
Texas	792	245,655	500	132,317
Central Region	792	245,655	500	132,317
Carolinas	108	43,218	49	17,341
Florida	208	89,272	203	71,010
Tennessee	40	11,441	—	—
East Region	356	143,931	252	88,351
Total	1,853	$686,672	1,472	$479,266

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2013		December 31, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	39	40	34	38
California	18	22	19	17
Colorado	12	14	8	12
Nevada	—	—	2	1
West Region	69	76	63	68
Texas	73	70	68	65
Central Region	73	70	68	65
Carolinas	15	17	7	7
Florida	19	20	15	18
Tennessee	3	5	—	—
East Region	37	42	22	25
Total	179	188	153	158

	Twelve Months Ended
	December 31, 2013		December 31, 2012
	Beg.	End	Beg.	End
Active Communities:
Arizona	38	40	37	38
California	17	22	20	17
Colorado	12	14	10	12
Nevada	1	—	2	1
West Region	68	76	69	68
Texas	65	70	67	65
Central Region	65	70	67	65
Carolinas	7	17	3	7
Florida	18	20	18	18
Tennessee	—	5	—	—
East Region	25	42	21	25
Total	158	188	157	158

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of December 31, 2013, the company had 188 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.
Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for positive housing market conditions, its plans to grow as the market improves and belief that it has sufficient liquidity to fund additional growth, and its projected community count by the end of 2014.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; delays and risks associated with land development; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption "Risk Factors," which can be found on our website.
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